July 22, 2015

Investors May Contact:
Lee McEntire, Bank of America, 1.980.388.6780
Jonathan Blum, Bank of America (Fixed Income), 1.212.449.3112

Reporters May Contact:
Lawrence Di Rita, Bank of America, 1.202.442.7589

Bank of America Announces Management Team Changes

CHARLOTTE – Bank of America Chief Executive Officer Brian Moynihan today announced changes to the company’s management team.

“The quarterly results we announced last week showed once again how far we have come on our journey over the past few years,” Moynihan said. “The changes we are announcing reflect decisions two senior leaders have made about their own futures, and some other changes that will bolster, and in some cases, reposition members of the management team.”

Chief Financial Officer Bruce Thompson has decided to step down after 5½ years as chief risk officer and chief financial officer. Global Human Resources Executive Andrea Smith will assume a newly created position as chief administrative officer. Vice Chairman David Darnell has decided to retire by the fourth quarter, after more than 35 years with the company.

Paul Donofrio, who has been with Bank of America since 1999 and has 25 years of global corporate and investment banking experience, will become CFO, effective August 1.

“As CFO, Bruce has put our company on a strong, stable financial foundation, with record levels of capital and liquidity,” said Moynihan. “David is mentor and friend to me, our management team, and so many leaders of our company, past and present. On behalf of all of us, I thank both David and Bruce for their friendship and leadership.”

Prior to being named Strategic Finance Executive for Bank of America, serving as CFO of Consumer Banking and Global Wealth and Investment Management (GWIM), Donofrio was co-head of Global Corporate and Investment Banking, co- head of Global Investment Banking, and head of Global Corporate Banking. Thompson will assist Donofrio and remain on the management team until the end of the year.

Smith, who joined Bank of America in 1988, is taking on a broad portfolio of responsibilities that reflect her deep understanding of the company and her management expertise. As CAO, she will be responsible for Global Corporate Strategy; the company’s market president and enterprise business and community engagement organization; Legacy Assets and Servicing; Global Corporate Services; and Corporate Security, Executive Protection and Aviation.

Smith also will partner with Terry Laughlin and begin a transition of responsibility for the company’s annual Comprehensive Capital and Review (CCAR) submission and Global Resolution and Recovery Planning (GRRP). Laughlin remains responsible for the resubmission of the 2015 CCAR. To ensure a smooth transition, Laughlin will continue to partner with Smith to drive the spring 2016 CCAR submission.

Replacing Smith as Global Human Resources executive is Sheri Bronstein, who will join the management team and report to Moynihan. Bronstein has been the human resources executive for the company’s Global Banking and Global Markets businesses. In her 15 years as a senior human resources executive, she has held leadership roles supporting several lines of business, and is a member of the company’s Global Diversity and Inclusion Council.

Darnell, who currently oversees GWIM, plans to retire in the fourth quarter of this year. Upon Darnell’s retirement and after the company’s 2015 CCAR submission work is completed, Terry Laughlin will assume responsibilities as leader of GWIM and be appointed vice chairman

Laughlin, who is currently president of Strategic Initiatives, has held various senior leadership positions with Bank of America and Merrill Lynch, including serving as chief risk officer for Bank of America, and chairman and chief executive officer of Merrill Lynch Bank & Trust.

In addition to the management changes announced above, Moynihan announced three senior executives will receive new titles in line with the evolution of their responsibilities.

Anne Finucane is appointed vice chairman and continues as the company’s global chief strategy and marketing officer. This reflects additional responsibilities Finucane has recently taken on for general oversight of the company’s corporate governance process, working closely with the Board of Directors in governance matters and outreach to stockholders in the area of corporate governance practice.

Cathy Bessant remains head of the company’s technology and operations areas. The position is re-designated chief operations and technology officer, effective immediately.

Gary Lynch continues to serve as global general counsel and is appointed vice chairman.

Bank of America
Bank of America is one of the world's leading financial institutions, serving individual consumers, small and middle-market businesses and large corporations with a full range of banking, investing, asset management and other financial and risk management products and services. The company provides unmatched convenience in the United States, serving approximately 48 million consumer and small business relationships with approximately 4,800 retail financial centers, approximately 16,000 ATMs, and award-winning online banking with 31 million active users and approximately 18 million mobile users. Bank of America is among the world's leading wealth management companies and is a global leader in corporate and investment banking and trading across a broad range of asset classes, serving corporations, governments, institutions and individuals around the world. Bank of America offers industry-leading support to approximately 3 million small business owners through a suite of innovative, easy-to-use online products and services. The company serves clients through operations in all 50 states, the District of Columbia, the U.S. Virgin Islands, Puerto Rico and more than 35 countries. Bank of America Corporation stock (NYSE: BAC) is listed on the New
York Stock Exchange.

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